Exhibit 99.1

Abbott Reports Strong First Quarter Results; Forecasts Double- Digit Ongoing Earnings Growth in 2010

– Worldwide Sales Increased 14.6 Percent –
– First Quarter Ongoing EPS Growth of 11.0 Percent –
– Four Major Worldwide Business Segments Delivered Double-Digit Sales Growth –

ABBOTT PARK, ILL., April 21, 2010 — Abbott today announced financial results for the first quarter
Financial: John Thomas (847) 938-2655 Larry Peepo (847) 935-6722 Tina Ventura (847) 935-9390 Media: Melissa Brotz (847) 935-3456 Scott Stoffel (847) 936-9502	ended March 31, 2010.

•      Diluted earnings per share, excluding specified items, were $0.81, reflecting 11.0 percent growth, at the high end of Abbott’s previously issued guidance range of $0.79 to $0.81. Excluding an unfavorable $0.03 per share impact from U.S. health care reform, first quarter ongoing earnings per share would have been $0.84, up 15.1 percent. Diluted earnings per share under Generally Accepted Accounting Principles (GAAP) were $0.64.

•      Worldwide sales increased 14.6 percent to $7.7 billion, including a favorable 4.1 percent effect of exchange rates. Sales were reduced by approximately $60 million as a result of higher Medicaid rebates under U.S. health care reform. Excluding this impact, sales would have increased 15.5 percent.

• Worldwide pharmaceutical sales increased 12.9 percent, including a favorable 4.4 percent effect of exchange rates, driven by double-digit growth for HUMIRA and Abbott’s lipid management franchise.

•      Worldwide vascular products sales increased 15.8 percent, including a favorable 3.2 percent effect of exchange rates, driven by strong international growth. Abbott’s XIENCE is now the number one drug-eluting stent in the world with its successful launch in Japan during the first quarter.

• Worldwide nutritional sales increased 11.8 percent, including a favorable 2.6 percent effect of exchange rates, driven by strong double-digit growth in international nutritionals.

•      Worldwide diagnostics sales increased 12.1 percent, including a favorable 5.5 percent effect of exchange rates, driven by strong growth in molecular, point of care and international core laboratory diagnostics.

“We delivered double-digit sales growth across each of our worldwide businesses in the first quarter, reflecting our balance, diversity and strength,” said Miles D. White, chairman and chief executive officer, Abbott. “We also enhanced our emerging markets presence and pharmaceutical pipeline with the closing of the Solvay Pharmaceuticals acquisition and the announced acquisition of Facet Biotech, augmenting Abbott’s long-term growth outlook.”

The following is a summary of first-quarter 2010 sales.

Quarter Ended 3/31/10			% Change vs. 1Q09
(dollars in millions)	Sales		Reported	Foreign Exchange	Operational

Total Sales	$7,698		14.6	4.1	10.5

Total International Sales	$4,445		19.6	7.4	12.2

Total U.S. Sales	$3,253		8.4	—	8.4

Worldwide Pharmaceutical Sales	$4,103	(a)	12.9	4.4	8.5

International Pharmaceuticals	$2,394	(a)	13.5	7.6	5.9

U.S. Pharmaceuticals	$1,709	(a)	12.0	—	12.0

Worldwide Nutritional Sales	$1,320		11.8	2.6	9.2

International Nutritionals	$678		18.1	5.4	12.7

U.S. Nutritionals	$642		5.9	—	5.9

Worldwide Diagnostics Sales	$915		12.1	5.5	6.6

International Diagnostics	$672		13.1	7.6	5.5

U.S. Diagnostics	$243		9.3	—	9.3

Worldwide Vascular Sales	$747		15.8	3.2	12.6

International Vascular	$333		33.1	8.4	24.7

U.S. Vascular	$414		4.9	—	4.9

Other Sales	$613	(b)	39.2	3.5	35.7

Note:  See “Consolidated Statement of Earnings” for more information.

(a) Includes a partial quarter impact from the acquisition of Solvay Pharmaceuticals, which closed on Feb. 15, 2010.

(b) Includes the full quarter impact of the acquisition of Advanced Medical Optics, which closed on Feb. 25, 2009.

The following summarizes the impact of foreign exchange on global sales for selected products.

		Global Sales
Quarter Ended 3/31/10	Global	% Change vs. 1Q09
(dollars in millions)	Sales	Reported	Foreign Exchange	Operational
Pharmaceutical Products

HUMIRA	$1,397	36.5	7.0	29.5

TriCor/TRILIPIX	$291	15.2	—	15.2

Kaletra	$292	0.1	4.5	(4.4)

Niaspan	$205	14.8	—	14.8

Lupron	$172	(10.4)	3.4	(13.8)

Synthroid	$123	18.1	3.5	14.6

Nutritional Products

Pediatric Nutritionals	$700	10.9	2.3	8.6

Adult Nutritionals	$605	15.0	3.2	11.8

Medical Products

Core Laboratory Diagnostics	$763	9.7	5.9	3.8

Coronary Stents	$455	13.1	3.1	10.0

Diabetes Care	$295	3.9	5.4	(1.5)

Medical Optics	$260	n/m	n/m	n/m

Molecular Diagnostics	$87	30.1	4.5	25.6

n/m = Not meaningful

The following is a summary of Abbott’s first-quarter 2010 sales for selected products.

			International
	U.S.			% Change vs. 1Q09
Quarter Ended 3/31/10		% Change			Foreign
(dollars in millions)	Sales	vs. 1Q09	Sales	Reported	Exchange	Operational
Pharmaceutical Products

HUMIRA	$542	32.4	$855	39.2	11.6	27.6

TriCor/TRILIPIX	$278	10.2	$13	n/m	n/m	n/m

Kaletra	$72	(15.4)	$220	6.4	6.3	0.1

Niaspan	$205	14.8	—	—	—	—

Lupron	$108	(18.7)	$64	8.2	10.9	(2.7)

Synthroid	$98	14.8	$25	33.1	19.4	13.7

Nutritional Products

Pediatric Nutritionals	$309	4.8	$391	16.3	4.2	12.1

Adult Nutritionals	$318	10.3	$287	20.6	7.1	13.5

Medical Products

Core Laboratory Diagnostics	$147	1.2	$616	11.9	7.5	4.4

Coronary Stents	$261	(2.7)	$194	44.3	9.2	35.1

Diabetes Care	$123	2.6	$172	4.8	9.2	(4.4)

Medical Optics	$100	n/m	$160	n/m	n/m	n/m

Molecular Diagnostics	$44	32.3	$43	27.9	9.1	18.8

n/m = Not meaningful

Business Highlights

•                  Completed Acquisition of Solvay Pharmaceuticals

Completed the acquisition of Solvay Pharmaceuticals, providing Abbott with a large and complementary portfolio of pharmaceutical products and expanding Abbott’s presence in key global emerging markets. Abbott expects the acquisition to add nearly $3 billion to Abbott’s 2010 total reported sales, the majority outside the U.S., and add approximately $500 million to Abbott’s annual pharmaceutical R&D investment.

•                  Announced the Acquisition of Facet Biotech Corporation

Announced the acquisition of Facet, which enhances Abbott’s mid- and late-stage pharmaceutical pipeline, including a promising investigational biologic for multiple sclerosis that is expected to enter Phase III development this year as well as compounds that complement Abbott’s diverse oncology program.

•                  Presented New Data from the EVEREST II Trial at ACC

Presented late-breaking data at the American College of Cardiology’s (ACC) annual scientific session from the landmark EVEREST II (Endovascular Valve Edge-to-Edge REpair STudy) trial demonstrating that Abbott’s investigational MitraClip® system met both its primary safety and effectiveness endpoints, suggesting that the minimally invasive MitraClip procedure may be an important treatment option for patients with significant mitral regurgitation (MR). MR is the most common type of heart valve insufficiency in the United States and Europe, affecting more than 8 million people.

•                  Announced Positive Data from ABSORB Trial at ACC

Announced positive 30-day results from the first 101 patients enrolled in the second phase of the ABSORB trial at ACC, which incorporates device enhancements designed to improve deliverability and vessel support. Patients treated with Abbott’s investigational bioresorbable vascular scaffold (BVS) demonstrated no cases of blood clots (thrombosis), no need for repeat procedures (ischemia-driven target lesion revascularization) and a very low rate of major adverse cardiac events (MACE).

•                  Completed Acquisition of STARLIMS Technologies

Completed the acquisition of STARLIMS Technologies Ltd., a leader in laboratory information management systems. The acquisition provides Abbott with leading products and expertise to build its position in laboratory informatics, an emerging and rapidly growing field.

•                  Received Approval for New Cataract Multifocal Intraocular Lens (IOL)

Announced U.S. Food and Drug Administration approval for the TECNIS® Multifocal 1-Piece IOL for cataract patients with and without presbyopia. Its unique optic design gives patients superior near vision and reading speed compared to other presbyopia-correcting IOLs.

•                  Entered Collaboration for Molecular Diagnostic Test

Abbott entered into an agreement to develop a molecular diagnostic test intended for use as an aid in selecting patients who may benefit from a skin cancer treatment in development by a third party.

•                  Announced Advancement of Hepatitis C Program

Announced initiation of a Phase II clinical trial evaluating three of Abbott’s Hepatitis C antiviral agents, including the investigational protease inhibitor ABT-450, part of a collaboration with Enanta Pharmaceuticals, and polymerase inhibitors ABT-333 and ABT-072, currently being developed exclusively by Abbott.

Abbott updates 2010 outlook; continues to forecast double-digit earnings-per-share growth for 2010

Abbott is updating ongoing earnings-per-share guidance for the full-year 2010 to $4.13 to $4.18, excluding specified items. This guidance includes the impact of the recently enacted U.S. health care reform legislation in 2010. The midpoint of this guidance range reflects continued double-digit growth of approximately 12 percent over 2009.

Abbott forecasts specified items for the full-year 2010 of approximately $0.34 per share, primarily associated with health care reform impact on deferred tax assets, previously announced acquisitions, previously announced cost reduction initiatives, and the one-time impact of the devaluation of the Venezuelan bolivar on balance sheet translation. Including these specified items, projected earnings per share under Generally Accepted Accounting Principles (GAAP) would be $3.79 to $3.84 for the full-year 2010. This forecast excludes additional integration costs associated with the Solvay Pharmaceuticals acquisition that may occur, to be specified at a later date.

Abbott declares quarterly dividend

On Feb. 19, 2010, the board of directors of Abbott increased the company’s quarterly common dividend to 44 cents per share, an increase of 10 percent over the prior period. The cash dividend is payable May 15, 2010, to shareholders of record at the close of business on April 15, 2010. This marks the 345th consecutive dividend paid by Abbott since 1924.

About Abbott

Abbott is a global, broad-based health care company devoted to the discovery, development, manufacture and marketing of pharmaceuticals and medical products, including nutritionals, devices and diagnostics. The company employs approximately 83,000 people and markets its products in more than 130 countries.

Abbott’s news releases and other information are available on the company’s Web site at www.abbott.com. Abbott will webcast its live first-quarter earnings conference call through its Investor Relations Web site at www.abbottinvestor.com at 8 a.m. Central time today. An archived edition of the call will be available after 11 a.m. Central time.

— Private Securities Litigation Reform Act of 1995 —

A Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. Abbott cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Economic, competitive, governmental, technological and other factors that may affect Abbott’s operations are discussed in Item 1A, “Risk Factors,” to our Annual Report on Securities and Exchange Commission Form 10-K for the year ended Dec. 31, 2009, and are incorporated by reference. Abbott undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments.

Abbott Laboratories and Subsidiaries

Consolidated Statement of Earnings

First Quarter Ended March 31, 2010 and 2009

(in millions, except per share data)

(unaudited)

	2010	2009	% Change
Net Sales	$7,698	$6,718	14.6

Cost of products sold	3,335	2,936	13.6
Research and development	730	650	12.2
Selling, general and administrative	2,162	2,071	4.4
Total Operating Cost and Expenses	6,227	5,657	10.1

Operating earnings	1,471	1,061	38.6

Net interest expense	89	88	0.6
Net foreign exchange (gain) loss	70	14	n/m
Other (income) expense, net	(10)	(974)	n/m	1)
Earnings before taxes	1,322	1,933	(31.6)
Taxes on earnings	319	494	(35.4)
Net Earnings	$1,003	$1,439	(30.3)	1)

Net Earnings Excluding Specified Items, as described below	$1,267	$1,142	10.9	2)

Diluted Earnings per Common Share	$0.64	$0.92	(30.4)	1)

Diluted Earnings Per Common Share, Excluding Specified Items, as described below	$0.81	$0.73	11.0	2)

Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options and Awards	1,561	1,556

1)              In 2009, other (income) expense, net earnings, and diluted earnings per common share included the one time favorable impact of the derecognition of a contingent liability ($797 million pre-tax, $505 million after-tax, or $0.32 per share). Since this did not recur in 2010, this results in a 2010 decline in net earnings and diluted earnings per common share on a GAAP basis when compared to 2009. For ongoing purposes, as discussed in footnote 2 below, this item was excluded from 2009 net earnings and diluted earnings per common share.

2)              2010 Net Earnings Excluding Specified Items excludes after-tax charges of $115 million, or $0.07 per share, for the one-time impact of the devaluation of the Venezuelan bolivar on balance sheet translation, $60 million, or $0.04 per share, for specific health care reform impact on deferred tax assets, $53 million, or $0.04 per share, relating primarily to closing and other costs associated with the acquisition of Solvay and other recent acquisitions, and $36 million, or $0.02 per share, for cost reduction initiatives and other.

2009 Net Earnings Excluding Specified Items excludes an after-tax gain of $505 million, or $0.32 per share, relating to the derecognition of a contingent liability that was recorded in connection with the conclusion of the TAP joint venture.  This was partially offset by $60 million, or $0.04 per share, relating to costs associated with the acquisition of Advanced Medical Optics (AMO), $41 million, or $0.02 per share, for a litigation settlement and $107 million, or $0.07 per share, for cost reduction initiatives and costs associated with a delayed product launch.

NOTE: See attached questions and answers section for further explanation of Consolidated Statement of Earnings line items.

n/m = Percent change is not meaningful.

Questions & Answers

Q1)                           What drove the growth of Worldwide Pharmaceutical sales?

A1)                            Worldwide Pharmaceutical sales increased 12.9 percent, including a favorable 4.4 percent effect of exchange rates. Sales included a partial quarter contribution from the Solvay acquisition, which closed in mid-February, partially offset by the continuing decline in Depakote sales due to generic competition. The quarter included six weeks of Solvay sales in the United States, and only two weeks of international sales from Solvay given Abbott’s standard practice of reporting international sales on a one-month lag. In addition, the negative impact of higher Medicaid rebates as a result of U.S. health care reform has been reflected in the respective U.S. pharmaceutical product sales in the quarter.

Growth in the quarter was driven by strong performance from key franchises including HUMIRA and lipid management. HUMIRA global sales growth was 36.5 percent, with international growth of 39.2 percent. International anti-TNF market growth trends remain strong, and HUMIRA maintains a market-leading position in many of the international markets. U.S. HUMIRA sales were up 32.4 percent as demand for HUMIRA continues to outpace the market, with particularly strong growth in the dermatology and gastroenterology segments. The U.S. HUMIRA growth rate also benefited from a favorable comparison to the prior year.

Global lipid management franchise sales were up double-digits, including a modest partial quarter contribution of international fenofibrate sales, following the close of the Solvay acquisition. Niaspan sales continue to benefit from favorable clinical data presented last year. Total prescription growth for the franchise continues to exceed the growth rate of the cholesterol market.

Q2)                           What drove the strong performance in Worldwide Vascular, Worldwide Nutritional and Worldwide Diagnostics sales?

A2)                            Double-digit growth in Worldwide Vascular sales were driven by the continued global growth of XIENCE, which is now the number one drug-eluting stent (DES) in the world following the successful launch in Japan. Launched in February in Japan, XIENCE V captured the number one share position with share in excess of 40 percent. With the addition of Promus, the XIENCE platform share is already well in excess of 50 percent in Japan. As a reminder, the quarter included only February sales in Japan given Abbott’s one-month lag for international reporting. In addition, strong international sales of XIENCE and XIENCE PRIME in Europe and other international markets also contributed to growth in the quarter.

Worldwide nutritional products sales increased 11.8 percent, including a favorable 2.6 percent impact from exchange. International nutritional product sales increased 18.1 percent, including 5.4 percent favorable exchange, reflecting strong growth in key emerging markets, including Latin America and Asia. Both pediatric and adult international nutritionals grew double-digits.

Double-digit growth in Worldwide Diagnostics reflects continued double-digit growth in Abbott’s Molecular and Point of Care diagnostics businesses as well as strong growth in our international Core Laboratory Diagnostics business.

Questions & Answers (continued)

Q3)                           How did U.S. health care reform impact the first quarter?

A3)                            During the first quarter, U.S. healthcare reform legislation was enacted. Beginning in 2010, this legislation includes an increase in the basic Medicaid rebate rate from 15.1 percent to 23.1 percent and extends the rebate to drugs provided through Medicaid managed care organizations. As a result, sales in the first quarter were reduced by approximately $60 million, and ongoing earnings per share in the first quarter were reduced by $0.03 per share. Excluding this impact, first quarter ongoing earnings per share would have been $0.84, up 15.1 percent.

In addition, Abbott recorded a one-time charge in the first quarter of $60 million, or $0.04 per share, related to the impact on deferred tax assets associated with a provision of the U.S. health care reform legislation that will eliminate the Federal income tax deduction for prescription drug expenses of retirees for which companies receive reimbursement under the Medicare Part D drug subsidy program. See Questions and Answers 7 for further discussion.

Q4)                           What was the first-quarter gross margin ratio?

A4)                            The gross margin ratio before and after specified items is shown below (dollars in millions):

	1Q10
	Cost of Products Sold	Gross Margin	Gross Margin %
As reported	$3,335	$4,363	56.7%
Adjusted for specified items:
Acquisition related	$(8)	$8	0.1%
Cost reduction initiatives and other	$(48)	$48	0.6%
As adjusted	$3,279	$4,419	57.4%

The adjusted gross margin ratio of 57.4 percent, above our previous forecast, was driven by strong performance across several businesses, including vascular and diagnostics, and less of a negative impact from foreign exchange than originally forecast. This was partially offset by the additional Medicaid rebates required under U.S. health care reform in the first quarter, which reduced sales by approximately $60 million.

Q5)                           What drove SG&A and R&D investment in the quarter?

A5)                            In the first quarter, both SG&A and R&D reflect Abbott’s continued investment in programs to drive future growth, as well as increases associated with the partial quarter addition of Solvay Pharmaceuticals. R&D investment, up 12.2 percent, reflected continued investment in our broad-based pipeline, including programs in vascular devices, immunology, neuroscience, oncology and HCV.

Questions & Answers (continued)

Q6)                           What was the tax rate for the first-quarter 2010?

A6)                            The ongoing tax rate this quarter was 16.3 percent, in line with our previous forecast. The reported first-quarter tax rate is reconciled to the ongoing rate below (dollars in millions):

	1Q10
	Pre-Tax	Taxes on	Tax
	Income	Earnings	Rate
As reported	$1,322	$319	24.1%
Specified items	$192	$(72)	(37.8)%
Excluding specified items	$1,514	$247	16.3%

Q7)                           How did specified items affect reported results?

A7)                            Specified items impacted first-quarter results as follows:

	1Q10
(dollars in millions, except earnings-per-share)	Earnings
	Pre- tax	After- tax	EPS
As reported	$1,322	$1,003	$0.64
Adjusted for specified items:
Venezuela devaluation — balance sheet impact	$86	$115	$0.07
Health care reform — tax asset impact	—	$60	$0.04
Acquisition related	$63	$53	$0.04
Cost reduction initiatives and other	$43	$36	$0.02
As adjusted	$1,514	$1,267	$0.81

As previously disclosed, Venezuela devaluation reflects the one-time non-cash impact of the bolivar devaluation, which occurred in early January, on the translation of the balance sheet associated with Abbott’s business in Venezuela. Health care reform reflects a one-time charge from the recently enacted U.S. health care reform legislation related to deferred tax assets, due to the elimination of the Federal income tax deduction for prescription drug expenses of retirees for which companies receive reimbursement under the Medicare Part D drug subsidy program. Acquisition related is associated with closing costs related to Solvay and the costs to integrate the acquisitions of Solvay, AMO, Evalve and Visiogen. Cost reduction initiatives include actions to improve efficiencies, including the previously announced efforts in the core laboratory diagnostic business.

The impact of specified items by Consolidated Statement of Earnings line item is as follows (dollars in millions):

	1Q10
	Cost of Products Sold	R&D	SG&A	Foreign Exchange	Other (Income)/ Expense
As reported	$3,335	$730	$2,162	$70	$(10)
Adjusted for specified items:
Acquisition related	$(8)	$(1)	$(52)	—	$(2)
Venezuela devaluation	—	—	—	$(86)	—
Cost reduction initiatives and other	$(48)	—	$5	—	—
As adjusted	$3,279	$729	$2,115	$(16)	$(12)

Questions & Answers (continued)

Q8)                           What are the key areas of focus in Abbott’s broad-based pipeline?

A8)                            Abbott is conducting leading-edge research across the company. In 2010, we expect to see continued advancement in our broad-based pipeline, including the anticipated approval for five new products or indications and data for numerous Phase I and Phase II compounds. In our leading vascular pipeline, Abbott expects to launch more than 10 new products over the next five years, including MitraClip device in 2011 for mitral regurgitation, the most common heart valve defect. In addition, we are planning numerous new product launches in our U.S. and international nutritionals business, as well as several key diagnostic assay launches in our core laboratory diagnostics business. Following are select highlights from breakthrough research across both pharmaceuticals and medical products pipelines:

•                  Oncology

•                  Abbott’s oncology pipeline includes therapies that represent promising, unique scientific approaches to treating cancer. Abbott is focused on the development of targeted, less-toxic treatments that inhibit tumor growth and improve response to common cancer therapies.

•                  Our oncology pipeline includes: ABT-263, a Bcl-2 family protein antagonist; ABT-869, a multi-targeted kinase inhibitor; and ABT-888, a PARP-inhibitor. Additionally, Abbott is also evaluating a number of promising mechanisms in our pre-clinical pipeline, including work with Pierre Fabre on an early stage cMET antibody biologic for cancer.

•                  The acquisition of Facet Biotech will bring several oncology collaborations, including early- and mid-stage compounds that are being studied for difficult to treat types of cancer, including multiple myeloma and chronic lymphocytic leukemia.

•                  Neuroscience

•                  Abbott is conducting innovative research in neuroscience, where we have developed compounds that target receptors in the brain that help regulate mood, memory and other neurological functions to address conditions such as Alzheimer’s disease and schizophrenia. Abbott recently advanced two compounds into Phase II development for Alzheimer’s disease.

•                  The acquisition of Facet Biotech will expand our neuroscience pipeline with the addition of a novel, next-generation antibody entering Phase III development for multiple sclerosis.

•                  Pain

•                  Abbott is also pursuing compounds that could provide relief across a broad spectrum of pain states, such as osteoarthritis, postoperative pain and cancer pain.

•                  We recently expanded our early-stage pain portfolio with the addition of an anti-nerve growth factor (NGF) biologic for chronic pain.

Questions & Answers (continued)

Q8)                           What are the key areas of focus in Abbott’s broad-based pipeline? (continued)

A8)                            (continued)

•                  Immunology

•                  Abbott’s scientific experience with the anti-TNF biologic HUMIRA serves as a strong foundation for our continuing research in immunology. In our pipeline, we continue to explore additional indications for HUMIRA and have ongoing studies for ABT-874, Abbott’s anti-IL 12/23 biologic. We are also working to advance development of our early discovery programs, including oral DMARD therapies, as well as other potential biologic targets.

•                  Additionally, our proprietary DVD-Ig technology represents an innovative approach that can target multiple disease-causing antigens with a single biologic agent. This technology could lead to combination biologics for complex conditions such as cancer or rheumatoid arthritis, where multiple pathways are involved in the disease.

•                  Hepatitis C

•                  Abbott recently advanced three HCV compounds into Phase II clinical trials, spanning multiple mechanisms of action, with additional compounds in pre-clinical development.  Abbott is well positioned to explore combinations of these new therapies, a strategy with the potential to markedly transform current treatment practices by shortening therapy duration, improving tolerability and increasing cure rates.

•                  Abbott’s antiviral program is focused on the treatment of hepatitis C, a disease that affects more than 180 million people worldwide, with approximately 3 to 4 million people newly infected each year. Abbott’s broad-based hepatitis C development programs include our partnership with Enanta Pharmaceuticals to discover protease inhibitors, as well as our internal programs focused on additional viral targets, including polymerase inhibitors.

•                  Molecular Diagnostics

•                  In the fourth quarter, Abbott launched its first RealTime cancer test on the m2000 platform to detect a gene linked to colorectal cancer. Abbott is developing a number of automated molecular tests for oncology, including tests that would screen for skin, bladder, prostate, gastric and non-small cell lung cancers.

•                  Diagnostics

•                  In 2010, Abbott will launch a number of key assays on its ARCHITECT immunochemistry platform, which will significantly broaden its industry-leading menu. These tests include assays to assess ovarian cancer, acute kidney injury and HIV. Abbott also plans to complete its metabolic panel in the United States.

•                  Abbott is developing a blood-screening test for Chagas disease for its Abbott PRISM instrument. Chagas disease afflicts millions of people in Mexico, Central America and South America. If left untreated, Chagas is often fatal. Already available internationally, Abbott’s Chagas test is in development in the United States.

Questions & Answers (continued)

Q8)                           What are the key areas of focus in Abbott’s broad-based pipeline? (continued)

A8)                            (continued)

•                 Vascular Devices

•                  MitraClip — Abbott presented late-breaking data at the American College of Cardiology (ACC) meeting from the landmark EVEREST II trial demonstrating that MitraClip met both its primary safety and effectiveness endpoints, suggesting that the minimally invasive MitraClip procedure may be an important treatment option for patients with significant mitral regurgitation. Abbott’s MitraClip is on the market in Europe and in development in the United States for the treatment of mitral regurgitation, with an expected 2011 approval.

•                  XIENCE PRIME — Abbott’s next-generation DES that capitalizes on the proven attributes of XIENCE V while offering a novel stent design and a modified delivery system for improved deliverability. XIENCE PRIME is off to a strong start in Europe, where it was launched in September. XIENCE PRIME is in clinical trials in the United States, where it is expected to launch in 2012.

•                  XIENCE Nano — XIENCE V for small vessels is in clinical trials in the United States. This 2.25 mm diameter stent was launched in Europe in 2008, and is expected to launch in the United States in 2011.

•                  “Thinman” DES — Abbott is developing an ultra thin DES, which would be the thinnest DES on the market at the time of launch. Thin stent struts are designed to improve clinical outcomes by reducing vessel injury upon deployment, enabling faster healing and improving deliverability in complex anatomy.

•                  Bioresorbable Vascular Scaffold (BVS) — Abbott is developing a BVS that is gradually resorbed into the vessel wall — much like sutures are absorbed after healing a wound — with the potential to return the vessel to full motion. Abbott has the most advanced clinical program, with an opportunity to reach the market years ahead of competitors.

•                  Core products — Abbott recently received CE Mark for its next-generation bare metal stent, MULTI-LINK 8, which is in development in the U.S. Other devices in active development include next-generation frontline and high-pressure balloons, and new guidewires.

•                  Vision Care

•                  Synchrony, a next-generation accommodating intraocular lens, is currently under FDA review, and we anticipate a U.S. launch in 2011. This new technology is designed to mimic the eye’s natural ability to change focus and deliver improved vision at all distances for patients following cataract surgery. Synchrony received CE mark designation and is currently marketed in Europe.

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